Exhibit 99.5

Transcript

M*MODAL INVESTOR CONFERENCE CALL

Moderator: Vern Davenport, Chairman and CEO

July 3, 2012

7:30 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the M*Modal Inc. investor conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the 1 followed by the 4. If at any time during the conference you need to reach an operator, please press star-0. As a reminder, this conference is being recorded, Tuesday, July 3, 2012. I would now like to turn the conference over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.

Tripp Sullivan:	Good morning. Thank you for joining today’s M*Modal Inc. investor conference call. On the call today are Vern Davenport, Chairman and Chief Executive Officer, and Rob Scarborough, Chief Financial Officer.

As we begin, let me remind you that information provided in statements made during this conference call that are not purely historical, such as statements regarding expectations regarding the transaction or future business plans, are a forward-looking statement. Such forward-looking statements only speak as of the date of this conference call, and M*Modal Inc. assumes no obligation to update the information included in statements made on this call.

Statements made on this call that are forward-looking in nature may involve risk and uncertainties. Accordingly, you are cautioned that any such forward- looking statements are not guarantees of future performance and are subject to certain risk, uncertainties, and assumptions that are difficult to predict, including without limitations specific factors discussed herein and other disclosures and public filings made by M*Modal including filings with the SEC and elsewhere.

Although M*Modal believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, M*Modal also disclaims any obligation to update its view of any such risks or uncertainties or to announce publically the result of any revisions to the forward-looking statements made on this conference call.

In addition, the tender offer we will discuss has not yet commenced, and this call is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of M*Modal or any other securities. On the commencement date of the tender offer, affiliates of One Equity Partners expect to file the tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related documents with the Securities and Exchange Commission. At or around the same time, the Company will file a solicitation recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of M*Modal common stock will only be made pursuant to the offer to purchase, the letter of transmittal, and related documents with the Schedule TO.

Investors and security holders are urged to read both the offer statement, including the offer to purchase, related letter of transmittal, and the other offer documents and the solicitation recommendation statement regarding the tender offer as they may be amended from time to time when they become available because they will contain information that should be read carefully before making any decision with respect to the tender offer. The tender offer statement will be filed with the SEC by affiliates of One Equity Partners, and the solicitation recommendation statement will be filed with the SEC by M*Modal.

Investors and security holders may obtain a free copy of these statements when available. The merger agreements and other documents filed with the SEC at the Web site maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation will be made available by an affiliate of OEP when available. And the solicitation recommendation statement and related documents when available may be obtained by directing such requests to M*Modal and investor relations, 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee, or ir@mmodal.com.

With that said, I’d now like to turn the call over to Vern Davenport, our Chairman and Chief Executive Officer. Vern?

Vern Davenport:	Thanks, Tripp. Thanks everybody for joining and good morning. We’ll have a few prepared remarks this morning on the announcement with One Equity Partners, and then we’ll open up the call for questions.

As stated earlier in the press release, we’ve entered into a definitive agreement to be acquired by One Equity Partners - the private investment arm of JP Morgan Chase for $14 a share in cash. That’s an 8.3% premium over our close on Monday and a 33.8% premium over the buy-in weighted average closing price over the last 52 weeks.

The Board has unanimously approved this transaction as recommended that the Company shareholders tender their shares into the offer. Pending completion of the tender offer or shareholder approval if necessary along with other customary and regulatory approvals, we expect to close on the transaction sometime in the third quarter of this year. Affiliates of our largest shareholder, SAC Private Capital who own approximately 31% of the outstanding M*Modal shares have agreed to tender their shares into the offer or if necessary vote in favor of the transaction.

Now let me tell you why I believe this transaction is in the best interest of our shareholders, customers, employees and other stakeholders at this important time. I can tell you that since I’ve been here I’ve come to realize the enormous potential of the company that solved many of the industry’s most pressing problems. You’ve heard me talk about those before - the struggle of physicians to adopt technology, customers implementing massive EHR systems and now wanting to get returns out of those significant investments, as well as liberating the information trapped in the unstructured narrative.

M*Modal is prepared to exploit the opportunity in leveraging our impressive customers base of hospitals, clinics, and physicians to drive new efficiencies and powerful new insights through our portfolio of technology solutions. We’re in the early days of liberating unstructured data and raising awareness of the power of speech and language understanding. We are also at the forefront of speech-enabled coding to assist organizations in the regulatory transition to ICD-10 and beyond. We’ve assembled a first class health care IT management team that is experienced and well-positioned to execute our strategy and vision.

That being said, the window of opportunity to realize the potential of these incredible opportunities is short and there are significant risks. Delaying such execution is not really a choice. We need to leverage numerous avenues to capitalize on new business opportunities and to move with as much agility as possible. As we navigate this transition, the Board felt and the management team agrees that the best option to accomplish these goals would be as a private company with one of the strongest financial partners in the world.

One Equity Partners is a fantastic match for our global scale. With over $10 billion of capital at work, One Equity Partners is a strong financial partner and is able to fund our continued investments and go-to-market capabilities, our technology capabilities, and alignment to capitalize on our opportunities, enabling us to accurate our M*Modal Fluency and M*Modal Catalyst clinical family of solutions.

Finally and perhaps most important, we believe the transaction’s in the best interest of our shareholders who will receive a premium for their shares. The tender offer structure and the lack of significant conditionality gave me the confidence that we should be able to launch and hopefully close this transaction quickly with as little disruption to the business as possible.

This is an exciting time for M*Modal, its shareholders, customers, partners and employees. We’ve lined up a global financial partner who’s paying a premium price and has fully embraced our vision and strategy. Our customers and partners can expect to hear more from us in terms of new product announcements, continued support, and exceptional service.

And with that, we’ll open up the line to questions. Operator?

Operator:	Thank you. Ladies and gentlemen, if you’d like to register for a question, please press the 1 followed by the 4. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you’re using a speakerphone, please lift you ramset before answering your request. One moment please for the first question.

And our first question comes from the line of Kevin McVeigh from Macquarie. Please go ahead.

Kevin McVeigh:	Great, thanks. Hey, Vern, I wonder if you could give us a sense of how much the market opportunity for M*Modal’s evolved since you’ve been onboard. I mean you’ve been really transformational since you’ve been there in terms of bringing more technology to the platform, and just how much that kind of drove this decision to really, you know, focus on it from a private perspective as opposed to public.

Vern Davenport:	Kevin, thanks, good morning. You’ve heard me state that the market has actually come to us faster than I anticipated when I first came to the Company. As you all know, I came in Chairman and CEO almost a year ago, July 11, as a matter of fact, the same day that we’d made the announcement of the acquisition of M*Modal Technologies. And I certainly had a viewpoint as to the potential of the Company from this customer base, its cash flow generation, and then the IP and was very excited about that.

As we started assembling our strategy, understanding the capabilities of our intellectual property, and started having conversations with customers, I think we met a convergence of the maturing or EHR/EMR installations and some pending frustration with the challenges of physician adoption and also the ability to get at massive amounts of structured data. Much of that is unlocked in that structure - or I’m sorry, in that unstructured narrative, that unstructured narrative that we produce out of our transcription buy-ins.

And those challenges are becoming very intense with the meaningful use certification and obviously with the upcoming transition to ICD-10. And customers started engaging us in conversations as to how our technology can help them address these challenges much more so than us going out in the marketplace and pushing our technology or trying to sell our technology into a problem.

So, I believe that a lot to do with this was what I considered to be some compression - some compression against our enabling the Company and pursuing our vision and strategy. Being compressed against a market that is facing some very intense challenges, some real acuity to those challenges, a desire to produce a return on investment from the massive investment and technology that they’re laying down, that foundation of technology they’re laying down. And I really feel like that we’re coming at this at the right moment. But that compression creates a need for speed and agility and to be able to address all of that in an intense period of time had something to do, obviously, with the decision to move forward with this process.

Kevin McVeigh:	Super. Thanks, Vern.

Vern Davenport:	Thank you.

Operator:	Thank you. And our next question comes from the line of Frank Morgan from RBC. Please go ahead.

Frank Morgan:	Hey, Vern. Just so I understand here, basically, you’re just saying you’ve repositioned the Company, but it’s basically just kind of a timing issue and this is better done as a private company as opposed to a public company to be able to execute your strategy. Just wanted to get - make sure I understand you correctly there.

And then secondly, when you look at valuations out there and you look at your price relative - you know, we’ve already started getting calls about it - how do you think about the valuation here versus some of the takeout comps that have happened in the past? Thanks.

Vern Davenport:	So, Frank, I’m not sure I caught the first question clearly. So, if I didn’t, you know, please get back on and correct me. But I think your first question was really one of timing.

You know, there was a - you know, a lot of things that we wanted to address with the Company, many of those we got to very early in our conversation or in our work as we came on board, you know, integration work and things of that nature.

But this is really one where we had visibility - started to get some real visibility of the impact that our technology could have on the market place and also recognizing that, in my view, there was a very short window of opportunity for us to capitalize on that opportunity and what would be the best positioning for the company to give it every opportunity to realize the potential and possibilities on the company. So I think hopefully that got to your timing question.

And then relative to valuation obviously we hired very capable investment bankers who provide tremendous guidance through this process, presented a fairness opinion and had unanimous support by the board. So in context to your second question relative to a fair value in premium obviously the board fully supported - and our major shareholder fully supported the transaction.

Frank Morgan:	Okay thank you.

Vern Davenport:	You’re welcome. Thanks, Frank.

Operator:	Thank you. Our next question comes from the line of Nandan Amladi from Deutsche Bank. Your line is open; please go ahead.

Nandan Amladi:	Hi, good morning. Thanks for taking my question. One - a question sort of looking back obviously a model, the technology that you acquired as, you know, the speech recognition technology, how far along is that integration? And as you look forward how do you see your competitive position changing when you go private versus when you go public?

Vern Davenport:	Good morning. So from a speech perspective most likely of speaking to the use of our own speak technology across the delivery of our services and as we stated in previous comments we are very far along and expect to be completely on our own technology and delivering our services as we close the year if not sooner so very far along with that integration effort. And that’s going quite, quite well.

Relative to competitive positioning, you know, speech is a very important component but the real significant component is the language understanding capability. And we feel that the ability to do speech recognition and language understanding in the same process in the cloud, in real time, is a significant technology capability. And we feel like it’s a real differentiator for us in the market place to exploit.

And that’s what our Fluency Direct and Catalyst platforms are starting to enable our customers to do. So when we’ve had an opportunity to get out in front of customers and really explain to them our technology we have gotten some tremendous receptivity to that. And it was that receptivity and the significance of the value proposition that that technology offers that gives us the sense that we need to move very quickly in commercializing that technology, getting specific productized offerings in front of our customers and in front of our prospects.

Ron Scarboro:	I would add to that that we’re excited that One Equity was kind of - did $10 billion under assets, a global reach in sales can be a nice catalyst, pardon the pun, for us proliferating our technology.

Nandan Amladi:	Thank you. And one short followup if I might?

Vern Davenport:	Sure.

Nandan Amladi:	Any thoughts on your growth and profitability for (unintelligible) that, you know, you’re making this move to presumably get access to more capital and larger markets as you just said. The consensus estimates for next year are about 17% growth over '12. I’m looking at the '13 numbers. Any thoughts on how that might change as a result of this?

Ron Scarboro:	Yeah, none that we’re going to comment on at this time, thanks.

Operator:	Thank you. And our next question comes from the line of Michael Needleman from Preservation Asset Management. Please go ahead.

Michael Needleman:	Hi, good morning, gentlemen. Just a couple quick questions. Going back to the premium if you go back to when you announced the deal for Modal on July 11 I think the price was - of the stock was approximately $13.20. And having kind of gone through a year of, you know, putting together a plan that premium, in my opinion, is not justified on the overall potential from the standpoint of the market.

And please correct me if I’m wrong; the current estimates for this year are about $1.30 I believe for estimates on EPS, which is about 14 times. Given the outlook that you’ve kind of talked about from the overall growth of the business did you go to other people to look for an opportunity for a higher price for the company or was this just (shop) to one company?

Vern Davenport:	We hired - thank you, Mike, for the question. We hired two investment bankers, Macquarie had the lead. We went through a significant process over the last few months that considered significant other companies or organizations. So it was a very robust process.

And the board reviewed all of the alternatives and options. And One Equity aligned both in their offer price and their alignment with management and the vision as the right alternative for us. So it was a very robust process, again, led by Macquarie and supported by RBC. And the board ran an extraordinarily good process to get us to this point.

Ron Scarboro:	And I think you’ll see that once everything is in the public domain.

Michael Needleman:	Gentlemen, I appreciate all those commentary. If in fact the business outlook is so robust and so big why are you selling at this time? I just don‘t get it? And for this price?

Vern Davenport:	I - it goes back to the comments that I made earlier. There‘s a real compression in the marketplace relative to the opportunity that lies ahead with a transition from a heavily services-based revenue stream from which is what our company is comprised of today to both services and technology. It’s a significant pivot to orchestrate with investments and go to market and investments - significant investments in R&D and the need to continue to extend our portfolio to capitalize on the opportunities.

It was felt that running this process and aligning as we are with this announcement with a very strong financial partner to enable that was the best structure and opportunity for the company going forward.

Operator:	Thank you. And ladies and gentlemen, as a reminder, to register for a question please press the 1 followed by the 4 on your telephone. Our next question comes from the line of Jason Miller from Ionic Capital. Please go ahead.

Jason Miller:	Thank you. Can you talk about the break fee and perhaps go into the process a little bit further? Did you reach out to strategic potential buyers?

Ron Scarboro:	I don’t think we’re going to comment on any of the process until it’s in the public domain and it’ll all be in excruciating detail there. There are breakups and reverse breakup fees that you’ll see involved in the 8-K later today.

Jason Miller:	Okay. And management, are you - I mean, are you rolling over your shares?

How is the transaction structured?

Ron Scarboro:	Not all of - you’ll see what is disclosed when it comes to that. I would say that there is no anticipated change in executive management at this time. I think we’re all excited about the opportunity that this presented to the company. And I think we’re excited with - partner with One Equity and particularly the size and the scale of assets that they bring to assist us in our plans.

Jason Miller:	Right. Is the private equity, your large holder, are they rolling over any of their shares or are they going to participate as part of the buyout?

Ron Scarboro:	I actually do not know the answer to that question. They are going to vote their shares in support of the transaction. But as far as their intentions I do not know those.

Jason Miller:	Okay so there’s no contractual agreement that you’re aware of for them to rollover their shares and participate?

Ron Scarboro:	Not that I know of.

Jason Miller:	Okay. Thank you.

Operator:	Thank you. And once again, ladies and gentlemen, to register for a question please press the 1 followed by the 4. Our next question comes from the line of Sachin Shah from Tullett Prebon. Please go ahead.

Sachin Shah:	Hi, good morning. Thanks for taking my question. So I just wanted to follow up again on this valuation, you know, can you just maybe just talk about that and what methodologies you use to come up with the $14?

Ron Scarboro:	I don’t know that that’s a methodology that we used. It was the price that was agreed to between One Equity and our board of directors, you know, within the process that we ran. And so there wasn’t a particular methodology I think internally that they used. That all, you know, there’s a fairness opinion from Macquarie around the price paid for the transaction. And there was a lot of diligence that the board applied in coming to a decision to sell the company at this time.

Vern Davenport:	And there’ll still certainly be a lot more to tell on the public filings that’ll be submitted.

Sachin Shah:	Okay. Just to be clear, tender offer by July 17. And because it’s JP Morgan you’re not expecting any kind of HSR issues. HSR is the only regulatory approval that’s needed so in theory you could close the deal in fairly short order after you…

((Crosstalk))

Sachin Shah:	…after the 20-day…

Vern Davenport:	Yeah, you know, we obviously have to do an HSR filing and the expectation is that we’ll close in the third quarter.

Sachin Shah:	Okay so the 20 business days should be enough if everybody tenders their shares?

Ron Scarboro:	If everyone tenders their shares, yeah.

Sachin Shah:	Okay. All right, thank you very much.

Ron Scarboro:	You’re welcome.

Sachin Shah:	Take care.

Operator:	Thank you. And it appears we have no further questions at this time. I’ll turn the call over back to you, Mr. Davenport.

Vern Davenport:	Tripp?

Tripp:	And we’ll have filings later today on all the documents we discussed. Thank you.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

Vern Davenport:	Thank you everyone.

Ron Scarboro:	Take care, everyone.

Important Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of M*Modal or any other securities. On the commencement date of the tender offer, affiliates of One Equity Partners will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the Securities and Exchange Commission (SEC). At or around the same time, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of M*Modal common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and security holders are urged to read both the tender offer statement (including an offer to purchase, a related letter of transmittal and the other offer documents) and the solicitation/recommendation statement regarding the tender offer, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before making any decision with respect to the tender offer. The tender offer statement will be filed with the SEC by affiliates of One Equity Partners, and the solicitation/recommendation statement will be filed with the SEC by M*Modal. Investors and security holders may obtain a free copy of these statements (when available), the merger agreement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation will be made available by an affiliate of One Equity Partners (when available) and the solicitation/recommendation statement and related documents (when available) may be obtained by directing such requests to M*Modal at Investor Relations, 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee, or ir@mmodal.com.

Forward-Looking Statements

Information provided and statements contained in this communication that are not purely historical, such as statements regarding expectations about the tender offer or future business plans, prospective performance and opportunities, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this communication, and the Company assumes no obligation to update the information included in this communication. Statements made in this communication that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by the Company (including filings by the Company with the SEC). Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this communication.